Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES RECORD 2017 FOURTH QUARTER

AND NEAR RECORD YEAR END RESULTS AND QUARTERLY CASH DIVIDEND OF $0.125

Selected Highlights

•

Higher pulp prices and sales volumes contributed to very strong 2017 fourth quarter and year end net income of $41.7 million and $70.5 million and record Operating EBITDA* of $89.1 million in the current quarter and $252.3 million for 2017;

•	Record pulp, energy and chemical production and sales volumes in 2017; and

•	Friesau sawmill continuing to perform ahead of plan.

NEW YORK, NY, February 15, 2018 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported strong results for the fourth quarter and year ended December 31, 2017. Operating EBITDA* in the fourth quarter of 2017 increased by 54% to a record $89.1 million compared to $57.8 million in the fourth quarter of 2016 and by 39% from $64.0 million in the prior quarter of 2017. For 2017, Operating EBITDA increased by approximately 36% to $252.3 million from $185.7 million in 2016.

For the fourth quarter of 2017, our net income was $41.7 million, or $0.64 per basic and diluted share, compared to $18.5 million, or $0.29 per basic and $0.28 per diluted share, in the fourth quarter of 2016 and $21.1 million, or $0.33 per basic and $0.32 per diluted share, in the prior quarter of 2017. For 2017, net income was $70.5 million, or $1.09 per basic and $1.08 per diluted share, after giving effect to a loss on the early settlement of debt of $10.7 million (or $0.16 per basic and diluted share), compared to $34.9 million, or $0.54 per basic and diluted share, in 2016.

Summary Financial Highlights

	Q4	Q3	Q4	Year	Year
	2017	2017	2016	2017	2016
	(in millions, except per share amounts)
Pulp segment revenues	$290.7	$272.4	$221.7	$1,071.7	$931.6
Wood products segment revenues	47.0	33.1		97.4

Total revenues	$337.7	$305.5	$221.7	$1,169.1	$931.6

Pulp segment operating income	$66.5	$40.6	$43.2	$169.8	$123.2
Wood products segment operating income	2.5	3.0		5.6
Corporate and other operating loss	(2.7)	(2.3)	(4.2)	(8.3)	(9.5)

Total operating income	$66.3	$41.3	$39.0	$167.1	$113.7

Pulp segment depreciation and amortization	$21.2	$21.1	$18.7	$80.8	$71.5
Wood products segment depreciation and amortization	1.5	1.4		4.1
Corporate and other depreciation and amortization	0.1	0.1	0.1	0.4	0.5

Total depreciation and amortization	$22.8	$22.7	$18.8	$85.3	$72.0

Operating EBITDA*	$89.1	$64.0	$57.8	$252.3	$185.7
Loss on settlement of debt(1)	$-	$-	$-	$10.7	$0.5
Provision for income taxes	$11.6	$6.6	$5.3	$33.5	$24.5
Net income	$41.7	$21.1	$18.5	$70.5	$34.9
Net income per common share
Basic	$0.64	$0.33	$0.29	$1.09	$0.54
Diluted	$0.64	$0.32	$0.28	$1.08	$0.54
Common shares outstanding at period end	65.0	65.0	64.7	65.0	64.7

(1)	Redemptions of 7.0% senior notes due 2019
*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Mr. David M. Gandossi, the Chief Executive Officer, stated: “Our long-term strategy to build a platform for growth and invest in operating excellence is highlighted in our fourth quarter and full year 2017 financial performance:

•	we generated record Operating EBITDA of $89.1 million in the current quarter and $252.3 million in Operating EBITDA and $70.5 million in net income in 2017;

•

while we continued to invest in their plant, equipment and operations, our pulp mills generated near record production in the current quarter and the ramp up of the Friesau Facility is ahead of its plan. For the full year 2017, we achieved records for the production of pulp, energy and chemicals; and

•

we continued to reduce debt service costs and increase our financial flexibility through the issuance of $300 million of 5.5% senior notes due 2026 and in January 2018 the redemption of $300 million of our 7.75% senior notes due 2022.

At the end of 2017, list pulp prices were approximately $1,030, $890 and $1,205 per ADMT in Europe, China and North America, respectively. List prices increased in China in the second half of 2017, primarily due to steady growth in global demand. More recently, demand has tightened further as a result of a reduction in China’s imports of recovered or waste paper which resulted from a major environmental policy shift announced by China in the third quarter of 2017 to reduce and phase out imports of solid waste and scraps, including those within recovered or waste paper. Although NBSK pulp prices have improved recently, there can be no assurance that they will not decline in the future.

Currently, the NBSK market fundamentals are generally positive and we expect demand to remain steady in the first quarter of 2018 as supply and demand fundamentals are strong and customer inventories are at low levels. At year end, world producer inventories of NBSK pulp were balanced at about 30 days’ supply.

The new pulp production capacity that came online in 2017 has not materially impacted the market to date as a result of steady demand growth and diminishing supply and quality of recycled fiber. Our current expectations for 2018 include about one million ADMTs of new NBSK pulp capacity coming online mid-year. If current demand levels are maintained, we would not expect this new 2018 capacity increase to have a material negative impact on the market.

Mercer operates some of the largest and most modern NBSK facilities in the world and we invest in their continuous improvement. Our 2018 capital expenditure plan includes about $39 million for upgrades at the Friesau Facility focused on scanning, sorting and grading automation to increase lumber yields and grade outturn and reduce operating costs.”

Mr. Gandossi concluded: “I would like to thank all of our employees for their efforts and dedication which contributed to a highly successful 2017 and recognize the improvements achieved at our Celgar mill.”

Quarterly Dividend

A quarterly dividend of $0.125 per common share will be paid on April 4, 2018 to all shareholders of record on March 28, 2018. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Summary Operating Highlights

	Q4	Q3	Q4	Year	Year
	2017	2017	2016	2017	2016
Pulp Segment
Pulp production (‘000 ADMTs)	382.5	388.1	350.3	1,507.0	1,428.4
Pulp sales (‘000 ADMTs)	367.4	383.8	345.1	1,515.1	1,428.7
Average NBSK pulp list prices in Europe ($/ADMT)(1)	997	903	810	901	803
Average NBSK pulp list prices in China ($/ADMT)(1)	863	670	595	712	599
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,183	1,110	992	1,105	978
Average pulp sales realizations ($/ADMT)(2)	716	638	580	640	586
Energy production (‘000 MWh)	469.8	497.5	431.8	1,888.3	1,812.6
Surplus energy sales (‘000 MWh)	201.2	224.8	179.9	822.1	785.8
Average energy sales realizations ($/MWh)	102	97	93	95	91

Wood Products Segment
Lumber production (million board feet)	104.2	109.6		281.3
Lumber sales (million board feet)	97.9	74.2		213.5
Average lumber sales realizations ($/Mfbm)	416	375		385
Energy production (‘000 MWh)	25.2	24.5		73.7
Surplus energy sales (‘000 MWh)	25.2	24.5		73.7
Average energy sales realizations ($/MWh)	123	127		120

Average Spot Currency Exchange Rates
$/ €(3)	1.1778	1.1755	1.0780	1.1301	1.1072
$ / C$(3)	0.7866	0.7984	0.7496	0.7710	0.7558

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016

Consolidated - Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016

Total revenues for the three months ended December 31, 2017 increased by approximately 52% to $337.7 million from $221.7 million in the same quarter of 2016 primarily due to 32% higher pulp revenues and the inclusion of $47.0 million of revenues from our wood products segment. In the current quarter, pulp revenues benefited from an approximately 23% increase in pulp sales realizations and an approximately 6% increase in sales volumes.

Costs and expenses in the current quarter increased by approximately 49% to $271.4 million from $182.6 million in the same quarter of 2016 primarily due to the inclusion of costs and expenses from our wood products segment, the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses, higher sales volumes in the current quarter and the reversal in the comparative 2016 quarter of an accrual for wastewater fees at our Stendal mill of $13.6 million.

Selling, general and administrative expenses increased to $14.4 million in the fourth quarter of 2017 from $12.4 million in the same quarter of 2016 primarily due to the inclusion of the wood products segment.

In the fourth quarter of 2017, our operating income increased by approximately 70% to $66.3 million from $39.0 million in the same quarter of 2016 primarily due to higher pulp sales realizations and sales volumes partially offset by the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses and the reversal of an accrual for wastewater fees in the same quarter of 2016.

In December 2017, we issued $300.0 million of 5.5% 2026 senior notes and used the net proceeds along with cash on hand to redeem, on January 5, 2018, $300.0 million of our 7.75% 2022 senior notes at a price of $1,058.13 per thousand of principal amount plus accrued and unpaid interest. We will record a loss on the early redemption of the 2022 senior notes of approximately $21.5 million, or $0.33 per basic and diluted share, in the first quarter of 2018.

Interest expense in the current quarter increased to $14.1 million from $12.9 million in the same quarter of 2016 primarily as a result of interest accruing on both the 2026 and 2022 senior notes during the requisite redemption notice period and borrowings to partially finance the acquisition of the Friesau Facility and build up its increased working capital.

During the fourth quarter of 2017, income tax expense increased to $11.6 million from $5.3 million in the same quarter of 2016 due to higher taxable income for our German mills.

For the fourth quarter of 2017, our net income increased by approximately 125% to $41.7 million, or $0.64 per basic share and diluted share, from $18.5 million, or $0.29 per basic and $0.28 per diluted share, in the same quarter of 2016. Net income in the prior quarter of 2017 was $21.1 million, or $0.33 per basic and $0.32 per diluted share.

In the fourth quarter of 2017, Operating EBITDA increased by 54% to a record $89.1 million from $57.8 million in the same quarter of 2016 and by 39% from $64.0 million in the prior quarter of 2017. The increase in the current quarter from the same quarter of the prior year was primarily due to higher pulp sales realizations and sales volumes and the inclusion of our wood products segment.

Operating Results by Business Segment

None of the income or loss items following operating income in our Interim Consolidated Statement of Operations are allocated to our segments, since those items are reviewed separately by management.

Pulp Segment - Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016

Selected Financial Information

	Three Months Ended December 31,
	2017	2016
	(in thousands)
Pulp revenues	$266,835	$202,809
Energy and chemical revenues	$23,852	$18,885
Depreciation and amortization	$21,181	$18,666
Operating income	$66,477	$43,234

Pulp revenues in the fourth quarter of 2017 increased by approximately 32% to $266.8 million from $202.8 million in the same quarter of 2016 due to higher sales realizations and sales volumes.

Energy and chemical revenues increased by approximately 26% to $23.9 million in the fourth quarter of 2017 from $18.9 million in the same quarter of 2016 due to higher sales volumes.

Pulp production increased by approximately 9% to 382,487 ADMTs in the current quarter from 350,327 ADMTs in the same quarter of 2016. In the fourth quarter of 2017, we had three days (approximately 5,300 ADMTs) of annual maintenance downtime at our Stendal mill compared to 12 days (approximately 21,600 ADMTs) in the same period of 2016. In the current quarter, our Celgar mill had its best production quarter since 2012 in part as a result of the reliability improvements implemented earlier in 2017.

We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $2.6 million, comprised of approximately $1.8 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance downtime.

Pulp sales volumes increased by approximately 6% to 367,393 ADMTs in the current quarter from 345,102 ADMTs in the same quarter of 2016 primarily due to strong production and continued steady demand in China and Europe.

In the current quarter of 2017, list prices for NBSK pulp in Europe and China increased from the same quarter of 2016 and the prior quarter of 2017, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe and China were approximately $997 and $863 per ADMT, respectively, in the fourth quarter of 2017, compared to approximately $903 and $670 per ADMT, respectively, in the prior quarter of 2017. Average list prices for NBSK pulp in Europe and China were approximately $810 and $595 per ADMT, respectively, in the same quarter of 2016.

In the third quarter of 2017, as part of its next five-year plan, China announced a major policy shift to enhance environmental standards and green development by sharply reducing the imports of waste/scrap materials including those within recovered or waste paper. In later 2017, China also announced goals to stop imports of unsorted paper, solid waste and scrap imports over the next two years.

It is too early to predict how China’s new policies will evolve, be implemented and their full effect. However, a material reduction in Chinese imports of waste or unsorted paper is expected to increase virgin pulp demand in China over the medium term.

Average pulp sales realizations increased to $716 per ADMT in the fourth quarter of 2017, or 23%, from $580 per ADMT in the same quarter of 2016 and by approximately 12% from $638 per ADMT in the prior quarter of 2017.

In the fourth quarter of 2017, the dollar was weaker against the euro and Canadian dollar which increased the cost of our euro and Canadian dollar costs and expenses and contributed to a negative foreign exchange impact on operating income of approximately $19.9 million when compared to the same quarter of the prior year.

Costs and expenses for our pulp segment in the fourth quarter increased by approximately 26% to $224.5 million from $178.5 million in the fourth quarter of 2016 primarily due to the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses, higher sales volumes in the current quarter and the reversal of an accrual for wastewater fees of $13.6 million in the comparative quarter of 2016.

On average, in the current quarter overall per unit fiber costs increased by approximately 11% from the same quarter of 2016 primarily as a result of the weaker dollar on our euro and Canadian dollar denominated fiber costs. In Germany, weather-related harvesting issues, which caused a reduction in chip and pulp log availability and increased demand from pellet and board producers, also contributed to higher fiber costs. In our Celgar mill’s fiber supply area, winter weather contributed to lower sawmilling activity and chip availability. In the current quarter, per unit fiber costs in Germany were generally flat compared to the prior quarter and, for our Celgar mill, they were approximately 3% higher than the prior quarter.

Unseasonably warm winter weather conditions in Germany and British Columbia and summer wild fires in British Columbia have resulted in lower harvesting activities in our mills’ fiber supply areas in the current quarter which is expected to moderately increase our per unit fiber costs in the first quarter of 2018.

Transportation costs for our pulp segment increased by approximately 13% to $19.5 million in the current quarter from $17.3 million in the same quarter of 2016 primarily due to higher sales volumes.

In the fourth quarter of 2017, pulp segment operating income increased by approximately 54% to $66.5 million from $43.2 million in the same quarter of 2016 primarily due to higher pulp sales realizations and sales volumes partially offset by the negative impact of a weaker dollar and the reversal in the same quarter of 2016 of an accrual for wastewater fees of $13.6 million.

Wood Products Segment - Three Months Ended December 31, 2017

Selected Financial Information

Three Months Ended December 31, 2017
(in thousands)
Lumber revenues	$40,732
Energy revenues	$3,111
Other wood residual revenues	$3,156
Depreciation and amortization	$1,507
Operating income	$2,546

On April 12, 2017, we entered into the wood products business with the acquisition of the Friesau Facility.

In the fourth quarter of 2017, lumber revenues were $40.7 million, of which approximately 31% of sales volumes were in the U.S. market and substantially all remaining sales were in Europe. Depending on market conditions, we intend, over time, to have a diverse geographic mix for our lumber sales, primarily focused on the European, U.S. and Japanese markets. European and U.S. lumber markets were generally strong and prices steady and near multi-year highs.

In the fourth quarter of 2017, we produced 104.2 million board feet of lumber. Lumber sales volumes were 97.9 million board feet as we completed our inventory build-up to support sales to the U.S. market, some of which sales will be realized in the first quarter of 2018.

Average lumber sales realizations increased by approximately 11% to $416 per Mfbm from $375 per Mfbm in the prior quarter. We expect sales realizations to be modestly lower in the first quarter of 2018 as a result of additional U.S. grading procedures which we expect to resolve by the end of the quarter.

In the fourth quarter, energy and other by-product revenues were approximately $6.3 million.

Our fiber costs were approximately 80% of our lumber cash production costs. Unseasonably warm winter conditions in Germany resulted in lower harvesting activities in the current quarter and are expected to result in moderately higher fiber costs in the first quarter of 2018.

In the current quarter we continued to realize upon fiber synergies between the Friesau Facility and our Rosenthal pulp mill. During the current quarter, the facility shipped approximately 266,700 cubic meters of chips to Rosenthal, and Rosenthal shipped approximately 26,200 cubic meters of waste wood to Friesau. Both volumes are in line with our forecasts and have begun to lower costs at both mills.

In the fourth quarter of 2017, our wood products segment operating income was $2.5 million.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Consolidated – Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Total revenues in 2017 increased by approximately 25% to $1,169.1 million from $931.6 million in 2016 primarily due to higher pulp revenues and the inclusion of $97.4 million of revenues from our wood products segment.

Costs and expenses in 2017 increased by approximately 23% to $1,002.1 million from $817.9 million in 2016 primarily due to the inclusion of our wood products segment and higher pulp sales volumes.

In 2017, operating depreciation and amortization increased to $84.9 million from $71.5 million in 2016 due to the completion of large capital projects at our pulp mills and the acquisition of the Friesau Facility.

Selling, general and administrative expenses increased to $49.7 million in 2017 from $44.5 million in 2016 primarily due to the inclusion of our wood products segment.

In 2017, our operating income increased by approximately 47% to $167.1 million from $113.7 million in 2016 primarily due to higher pulp sales realizations.

In the first quarter of 2017, we issued an aggregate of $250.0 million of 6.5% 2024 senior notes and utilized the proceeds primarily to acquire the Friesau Facility and redeem $227.0 million of our 7.0% 2019 senior notes at a cost, including premium, of $234.9 million and recorded a loss on such redemption of $10.7 million (being $0.16 per basic and diluted share). In December 2017, we issued $300.0 million of 5.5% 2026 senior notes and used the proceeds and cash on hand to redeem, on January 5, 2018, $300.0 million of 2022 senior notes.

Interest expense in 2017 increased to $54.8 million from $51.6 million in 2016 primarily as interest accrued on the 2024 and 2026 senior notes issued in 2017 and the redeemed 2019 and 2022 senior notes during the requisite redemption notice periods and increased borrowings to partially finance the acquisition of the Friesau Facility and build up its working capital.

During 2017, income tax expense increased to $33.5 million from $24.5 million in 2016 due to higher taxable income for our German mills.

In 2017, net income increased to $70.5 million, or $1.09 per basic and $1.08 per diluted share, from $34.9 million, or $0.54 per basic and diluted share, in 2016.

In 2017, Operating EBITDA increased by approximately 36% to $252.3 million from $185.7 million in 2016 primarily as a result of higher pulp sales realizations and, to a lesser degree, the inclusion of our wood products segment.

Pulp Segment – Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Selected Financial Information

	Year Ended December 31,
	2017	2016
	(in thousands)
Pulp revenues	$979,645	$847,328
Energy and chemical revenues	$92,070	$84,295
Depreciation and amortization	$80,833	$71,476
Operating income	$169,779	$123,213

Pulp revenues in 2017 increased by approximately 16% to $979.6 million from $847.3 million in 2016 due to higher sales realizations and sales volumes.

Energy and chemical revenues increased by approximately 9% to $92.1 million in 2017 compared to $84.3 million in 2016 primarily due to higher sales volumes.

Pulp production increased by approximately 6% to 1,507,019 ADMTs, being an annual production record, in 2017 from 1,428,384 ADMTs in 2016. In 2017, we had annual maintenance downtime of 35 days (approximately 48,000 ADMTs), compared to 43 days (approximately 61,400 ADMTs) in 2016.

We estimate that such maintenance downtime in 2017 adversely impacted our operating income by approximately $36.8 million, comprised of approximately $28.1 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes increased by approximately 6% to 1,515,084 ADMTs in 2017 compared to 1,428,672 ADMTs in 2016 primarily due to continued steady demand from both China and Europe and record production.

In 2017, list prices for NBSK pulp increased from 2016, largely as a result of continued steady demand. Average list prices for NBSK pulp in Europe were approximately $901 per ADMT in 2017, compared to approximately $803 per ADMT in 2016. Average list prices for NBSK pulp in China and North America were approximately $712 per ADMT and $1,105 per ADMT, respectively, in 2017, compared to approximately $599 per ADMT and $978 per ADMT, respectively, in 2016.

Average pulp sales realizations increased by approximately 9% to $640 per ADMT in 2017 from approximately $586 per ADMT in 2016 due to higher list prices.

In 2017, the dollar was 2% weaker against the euro and Canadian dollar compared to 2016 which increased the dollar cost of our euro and Canadian dollar denominated costs and expenses and contributed to a negative foreign exchange impact on operating income of approximately $28.0 million when compared to 2016.

Costs and expenses in 2017 increased by approximately 12% to $903.3 million from $808.4 million in 2016 primarily due to higher sales volumes, the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses and the reversal in 2016 of accruals for wastewater fees at our German mills of $20.8 million.

On average, in 2017 overall per unit fiber prices in Germany and for our Celgar mill were flat compared to 2016 primarily as a result of a balanced wood market in both Germany and the Celgar mill’s fiber basket. In 2018, we currently expect our overall per unit fiber prices to modestly increase in both Europe and Canada due to increased demand.

Transportation costs increased by approximately 12% to $76.4 million in 2017 from $68.1 million in 2016 primarily due to higher sales volumes.

In 2017, pulp segment operating income increased by approximately 38% to $169.8 million from $123.2 million in 2016 primarily due to higher pulp sales realizations and sales volumes, partially offset by the negative impact of a weaker dollar and the reversal in 2016 of accruals for wastewater fees.

Wood Products Segment – Year Ended December 31, 2017

Selected Financial Information

Year Ended December 31, 2017
(in thousands)
Lumber revenues	$82,176
Energy revenues	$8,872
Other wood residual revenues	$6,382
Depreciation and amortization	$4,060
Operating income	$5,610

In 2017, we had lumber revenues of $82.2 million, the majority of which was in the European market. European lumber markets were generally strong and prices steady and near multi-year highs.

We produced 281.3 million board feet of lumber. Lumber sales volumes were 213.5 million board feet as we completed our inventory build-up to support sales to the U.S. market.

Average lumber sales realizations in 2017 were approximately $385 per Mfbm.

In 2017, energy and other by-product revenues were approximately $15.3 million and we sold 73,698 MWh of electricity.

Our fiber costs were approximately 80% of our cash production costs. The ramping up of production resulted in our purchasing large volumes of sawlogs in a short period. This resulted in our sawlog costs being marginally higher than our regional competitors.

In 2017 we started realizing on identified fiber synergies between the Friesau Facility and our Rosenthal pulp mill. During 2017, the facility shipped approximately 738,300 cubic meters of chips to Rosenthal, and Rosenthal has shipped approximately 70,100 cubic meters of waste wood to Friesau. Both volumes are in line with our forecasts and have begun to lower costs at both mills. As at December 31, 2017, we estimate we have realized approximately $6.9 million of our expected synergy savings.

In 2017, our wood products segment operating income was $5.6 million.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2017	2016
	(in thousands)
Net cash from operating activities	$141,926	$140,782
Net cash used in investing activities	(121,551)	(44,303)
Net cash from (used in) financing activities(1)	288,751	(62,377)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	10,716	(2,065)

Net increase in cash, cash equivalents and restricted cash(2)	$319,842	$32,037

(1)

Includes cash from senior notes issuance of $550.0 million, less note issuance costs of $11.6 million, and redemption of senior notes of $234.9 million in 2017. Excluding such note issuances and redemptions, cash used in financing activities was $14.7 million.

(2)

Includes proceeds from $300.0 million of 2026 senior notes issued in December 2017 which were used to redeem, on January 5, 2018, $300.0 million of 2022 senior notes. Excluding the redemption, the net increase was $2.4 million.

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2017	2016
	(in thousands)
Financial Position
Cash and cash equivalents	$143,299	$136,569
Working capital	$421,873	$308,681
Total assets	$1,724,710	$1,158,708
Long-term liabilities	$743,578	$686,410
Total equity	$550,666	$379,128

As at December 31, 2017, we had approximately $170.7 million available under our revolving credit facilities. Subsequently, our German wood procurement subsidiary established an additional €25 million revolving working capital credit facility.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, February 16, 2018 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m6/p/a7ouppbt or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Revenues	$337,686	$221,694	$1,169,145	$931,623
Costs and expenses
Operating costs, excluding depreciation and amortization	234,339	151,582	867,519	701,875
Operating depreciation and amortization	22,688	18,666	84,893	71,476
Selling, general and administrative expenses	14,367	12,401	49,679	44,529

Operating income	66,292	39,045	167,054	113,743

Other income (expenses)
Interest expense	(14,084)	(12,857)	(54,796)	(51,575)
Loss on settlement of debt	—	—	(10,696)	(454)
Other income (expenses)	1,065	(2,359)	2,373	(2,250)

Total other expenses	(13,019)	(15,216)	(63,119)	(54,279)

Income before provision for income taxes	53,273	23,829	103,935	59,464
Provision for income taxes	(11,555)	(5,340)	(33,452)	(24,521)

Net income	$41,718	$18,489	$70,483	$34,943

Net income per common share
Basic	$0.64	$0.29	$1.09	$0.54
Diluted	$0.64	$0.28	$1.08	$0.54

Dividends declared per common share	$0.125	$0.115	$0.470	$0.460

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$143,299	$136,569
Restricted cash to redeem senior notes	317,439	—
Restricted cash	—	4,327
Accounts receivable	206,027	123,892
Inventories	176,601	133,451
Prepaid expenses and other	8,973	3,612

Total current assets	852,339	401,851

Property, plant and equipment, net	844,848	738,276
Intangible and other assets	26,147	7,591
Deferred income tax	1,376	10,990

Total assets	$1,724,710	$1,158,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$133,557	$92,133
Pension and other post-retirement benefit obligations	985	1,037
Senior notes to be redeemed with restricted cash	295,924	—

Total current liabilities	430,466	93,170

Debt	662,997	617,545
Pension and other post-retirement benefit obligations	21,156	25,084
Capital leases and other	27,464	26,467
Deferred income tax	31,961	17,314

Total liabilities	1,174,044	779,580

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized;
65,017,000 issued and outstanding (2016 – 64,694,000)	64,974	64,656
Additional paid-in capital	338,695	333,673
Retained earnings	205,998	166,068
Accumulated other comprehensive loss	(59,001)	(185,269)

Total shareholders’ equity	550,666	379,128

Total liabilities and shareholders’ equity	$1,724,710	$1,158,708

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	For the Year Ended December 31,
	2017	2016	2015
Cash flows from (used in) operating activities
Net income	$70,483	$34,943	$75,502
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	85,294	71,984	68,333
Deferred income tax provision	22,056	16,809	17,515
Loss on settlement of debt	10,696	454	—
Defined benefit pension plan and other post-retirement benefit plan expense	2,179	1,955	2,162
Stock compensation expense	2,890	4,659	2,409
Other	2,497	4,582	8,635
Defined benefit pension plan and other post-retirement benefit plan contributions	(2,031)	(2,316)	(2,349)
Changes in working capital
Accounts receivable	(64,949)	9,466	(11,256)
Inventories	(19,994)	6,844	(13,235)
Accounts payable and accrued expenses	37,170	(10,274)	9,665
Other	(4,365)	1,676	1,839

Net cash from (used in) operating activities	141,926	140,782	159,220

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(57,915)	(42,526)	(46,536)
Purchase of intangible assets	(1,777)	(1,844)	(3,809)
Acquisition of Friesau Facility	(61,627)	—	—
Other	(232)	67	528

Net cash from (used in) investing activities	(121,551)	(44,303)	(49,817)

Cash flows from (used in) financing activities
Repurchase of notes and repayment of debt	(234,945)	(23,079)	(10,763)
Proceeds from issuance of notes	550,000	—	—
Proceeds from (repayment of) revolving credit facility, net	22,281	—	(23,058)
Dividend payments	(29,866)	(29,733)	(7,418)
Payment of interest rate derivative liability	(6,887)	(10,883)	(13,530)
Payment of debt issuance costs	(11,620)	—	(326)
Other	(212)	1,318	(1,569)

Net cash from (used in) financing activities	288,751	(62,377)	(56,664)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	10,716	(2,065)	(7,338)

Net increase in cash, cash equivalents, and restricted cash	319,842	32,037	45,401
Cash, cash equivalents and restricted cash, beginning of year	140,896	108,859	63,458

Cash, cash equivalents and restricted cash, end of year	$460,738	$140,896	$108,859

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of U.S. dollars)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q4	Q3	Q4	Year	Year
	2017	2017	2016	2017	2016
	(in thousands)
Net income	$41,718	$21,143	$18,489	$70,483	$34,943
Provision for income taxes	11,555	6,632	5,340	33,452	24,521
Interest expense	14,084	13,513	12,857	54,796	51,575
Loss on settlement of debt	-	-	-	10,696	454
Other (income) expenses	(1,065)	1	2,359	(2,373)	2,250

Operating income	66,292	41,289	39,045	167,054	113,743
Add: Depreciation and amortization	22,775	22,673	18,772	85,294	71,984

Operating EBITDA	$89,067	$63,962	$57,817	$252,348	$185,727

(4)

#    #    #